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                                                                    EXHIBIT 10.5

             AGREEMENT ON RAGNAROK GAME SERVICES AND RELATED MATTERS

GRAVITY Co., Ltd. (hereinafter referred to as "GRAVITY") and Mr. Myoung-Jin Lee (740412-1052628) (hereinafter referred to as "Lee") hereby enter into this Agreement to establish more clearly the rights and obligations of, as well as continued cooperation between, the parties:

ARTICLE 1.  PURPOSE

The purpose of this Agreement is to clearly specify the rights and obligations of the parties with respect to GRAVITY's control and management over the game development process based on Lee's original Ragnarok cartoon (hereinafter referred to as the "original Ragnarok work"), the online game Ragnarok and supplementary businesses related to the Ragnarok series.

ARTICLE 2.  OBLIGATION OF MUTUAL COOPERATION

Each party acknowledges that it will cooperate with the other party in good faith and based on mutual trust for the purpose of successful operation of the Ragnarok game services.

ARTICLE 3.  DEFINITIONS


1. "Game Services Copyright" refers to the right to use the whole or part of the original Ragnarok work and the sequels thereto, including the name, story characters, story plot, etc., to develop, sell, distribute, transmit, publicize, promote and advertise online games, personal computer games, arcade games, mobile games and all other forms of games developed using present and future technologies as well as the right to publish the secondary authored works that are made into games by GRAVITY in all forms of publication.


2. "Sales Amount" refers to the amount GRAVITY may legally claim from the service use charges, net of any uncollected amount, provided that if the service or business of GRAVITY takes the form of licensing to a third party, the license fees payable to GRAVITY shall be the Sales Amount.



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3.   "Net Profit" refers to the amount after deducting Direct Expenses, Indirect
     Expenses and taxes, etc. from the Sales Amount, and the Net Profit indicated in the profit and loss statement for the current term shall be deemed as Net Profit.

4. "Direct Expenses" refers to the expenses incurred to increase sales of the related business. For instance, outsourcing costs, printing costs, marketing costs, production costs, travel costs and other expenses fall under this category.

5. "Indirect Expenses" refers to the labor costs incurred to generate sales of the related business and all other reserves and expenses related to the labor costs under the regulations governing taxes and dues. The expenses, which are difficult to allocate, shall be computed using the weighted value of sales. For instance, expenses which are difficult to allocate shall be computed as "the weighted value = (sales by category / total sales)*100."

6. "Ragnarok Series" refers the sequels that have been developed or will be developed by GRAVITY under the name of Ragnarok.

ARTICLE 4.  COPYRIGHTS ATTRIBUTABLE TO ORIGINAL AUTHOR

1. Lee shall have the exclusive copyrights and all other related rights to the original Ragnarok work, except for the rights that shall be transferred or granted to GRAVITY hereunder.

2. Copyrights shall be marked based on the agreement concluded on November 19, 2002, as follows:

     First Proposal: (c) GRAVITY Corp @ LeeMyoungJin(studio DTDS) All right reserved

     Second Proposal: (c) GRAVITY & DTDS

     Third Proposal: (c) GRAVITY & LeeMyoungJin(DTDS)

ARTICLE 5.  GRANT AND TRANSFER OF RIGHTS TO GRAVITY

1. Lee hereby transfers the Ragnarok Game Service Copyrights to GRAVITY, and GRAVITY accepts them accordingly.


2. Lee hereby grants and transfers to GRAVITY the exclusive rights to develop and sell products using the name, storylines, characters or story plots of Ragnarok and to engage in all secondary and related businesses using authored products developed into games by GRAVITY, including event businesses including theme parks, the production, distribution, transmission, promotion, advertisement and publication of all other forms of


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     related character business, animation and movies, and the publication and distribution of comic books.

3. The businesses relating to Ragnarok games and secondary works shall be conducted exclusively by GRAVITY, subject to continued consultation with Lee. In the event that Lee intends to initiate any business using the original Ragnarok work, including the publication of animation overseas, other animation, character or cartoon business, Lee must conduct such business after prior consultation with and approval by GRAVITY.

4. GRAVITY shall hold exclusive copyrights relating to game services transferred hereunder and any other rights to authored products developed pursuant to the rights granted hereunder.

ARTICLE 6.  PAYMENT TO LEE

1.   Online Game Fees for Ragnarok Series

     1.1. GRAVITY shall pay to Lee 1.5% of the monthly Sales Amount (related taxes shall be paid by Lee) in arrears by the 10th day of each month, for the period starting from the commencement date and ending on the termination date of the commercial services of the Ragnarok series.

     1.2. If commercial services for the Ragnarok series are launched overseas, GRAVITY shall pay to Lee 1.5% of the monthly Sales Amount (related taxes shall be paid by Lee) payable in arrears by the 10th day of each month, for the period starting from the commencement date and ending on the termination date of such commercial services of such Ragnarok series.

2. The following shall apply where GRAVITY launches commercial services for game products other than an online game in the Ragnarok series.

     2.1. In the case of personal computer games and mobile games, GRAVITY shall pay Lee 5% of estimated related Net Profits (related taxes shall be paid by Lee) from the date commercial services commence to the date such services cease operating, provided that GRAVITY shall pay Lee in arrears by the 10th day of each month, and if there is any discrepancy between the actual Net Profits and the estimated Net Profits, the final adjustment shall be made at the end of March of the year following the year in which GRAVITY's related settlement is completed.


     2.2. In the case of arcade games and games in all formats that can be developed using present and future technologies, the payment amount shall be later determined by mutual consultation of the parties; provided that, absent special circumstances, Article 2, Section (1) shall apply mutatis mutandis.



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3.   The following shall apply with respect to the supplementary businesses for the Ragnarok series:

     3.1. If any domestic or overseas sale is generated from the character business among the supplementary businesses, GRAVITY shall pay to Lee 10% of the Net Profits derived therefrom (related taxes shall be paid by Lee) for the period starting from the beginning date to the end date of such sales, provided that GRAVITY shall pay such amount to Lee by the 10th day of the month following the month in which the sales are generated, and if there is a difference with the actual Net Profits, the final adjustment shall be made at the end of March of the year following the year in which GRAVITY's related settlement is completed.

     3.2. With respect to supplementary businesses other than the character business, the payment amount shall be later determined by mutual consultation of the parties; provided that, absent special circumstances, paragraph 3 shall apply mutatis mutandis.

ARTICLE 7.  OBLIGATIONS TO ACT IN GOOD FAITH

1. GRAVITY shall promote the game services business in good faith using the original Ragnarok work and conduct related publicity campaigns. In distributing the Ragnarok games, GRAVITY shall specify Lee as the original author of such games.

2. Lee shall affirmatively cooperate with publicity campaigns for the Ragnarok game and grant GRAVITY the preferential rights to offer as game services Lee's future works other than the original Ragnarok work.

3. As for items that GRAVITY does not commercialize for a considerable period of time or has no plan to commercialize, both parties hereby agree that they will allow third parties to commercialize them through a written agreement governing all terms and conditions.

4. Lee shall cooperate with the conduct of the Ragnarok game, Ragnarok series and the supplementary businesses as needed by Gravity.

5. GRAVITY shall be under obligation to affirmatively protect and warrant Lee's copyrights and shall specify Lee as the original author of the Ragnarok game and supplementary businesses.

ARTICLE 8.  RIGHT TO USE TRADEMARKS

1. With respect to the Ragnarok titles and characters and other names and authored works produced or developed pursuant to the rights specified herein, GRAVITY may register


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     corresponding trademarks or logos as it sees fit for business, and all rights to trademarks so registered shall belong exclusively to GRAVITY; provided that, if Lee needs to use the trademarks related to the Ragnarok name or logo for the purpose of exercising his copyrights to the original Ragnarok work, Lee may use the trademarks and GRAVITY hereby grants to Lee the right to use such trademarks without consideration.

2. With respect to trademarks relating to Ragnarok's name and logo which have already been registered under Lee's name, Lee shall transfer his rights thereto to GRAVITY.

ARTICLE 9.  LEE'S WARRANTIES

1. Lee shall not grant to any third party, whether before or after the date of this Agreement, any rights relating to the original Ragnarok work that may contradict or conflict with the rights granted or exclusively transferred to GRAVITY.

2. Lee warrants that the original Ragnarok work does not violate the copyrights or other rights of a third party.

ARTICLE 10.  TAXES

Both parties shall pay their respective income taxes pursuant to the general principles of tax laws. If the copyright fees payable to Lee are subject to withholding under the tax law, GRAVITY shall pay such fees net of the withholding amount.

ARTICLE 11.  DUTY OF CONFIDENTIALITY

Unless for a purpose expressly permitted hereunder or without the prior consent of the other party, neither party shall, whether before and after the date of this Agreement, make public or disclose to a third party any business information, technical information, know-how or any other trade secrets relating to the other party obtained in connection with this Agreement.

ARTICLE 12.  TERMINATION OF AGREEMENT

11. Either party may request in writing a cure within thirty days if the other party is in material breach of its obligations hereunder, and if the other party does not so cure within the stated time period, may terminate this Agreement.


2. Notwithstanding the termination of this Agreement, the party in breach of this Agreement shall be liable to indemnify the other party for any losses arising from such breach.



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3.   If GRAVITY willfully or intentionally inflicts damages on Lee, Lee may terminate this Agreement.

ARTICLE 13.  INDEMNIFICATION

1. If this Agreement is terminated due to a breach thereof by one party, the breaching party shall pay to the other party as liquidated damages an amount equal to the sum of all amounts Lee has received from Gravity to-date and twice the amount of the damages computed as opportunity costs based on the expected revenues.

2. If this agreement is terminated by mutual agreement of both parties, the amounts payable to each other shall be determined by mutual agreement of both parties, provided that as a matter of principle, GRAVITY shall be deemed to hold all rights to the conduct of the business as of the termination and the risk of investment shall be borne respectively by each party.

ARTICLE 14.  TERRITORIAL LIMIT

1. The rights granted by Lee to GRAVITY hereunder shall be valid and effective worldwide (including Korea).

ARTICLE 15.  TERM OF AGREEMENT

1. This Agreement shall be effective for thirty years from the date of this Agreement. The parties may renew the term of this Amendment in writing two months prior to the expiration of such term, subject to mutual consultation in good faith as to the term and conditions of the renewal.

ARTICLE 16.  INTERPRETATION OF AGREEMENT

Matters not specified herein shall be interpreted in accordance with related laws and general business customs.

ARTICLE 17.  ASSIGNMENT

Neither party may assign its rights and obligations herein to third parties without prior written consent of the other party. However, such limit on assignment shall not limit an assignment of copyrights effected without being in breach of the obligations hereunder, and GRAVITY


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may grant to a third party a sublicense for the purposes of commercializing the rights granted to it hereunder.

ARTICLE 18.  JURISDICTION

The Seoul District Court shall be the court of jurisdiction for adjudicating any disputes arising from this Agreement.

ARTICLE 19.  COMPLETE AGREEMENT

This Agreement shall take precedence over all other agreements between the parties hereto with respect to the subject matter hereof.

ARTICLE 20.  NOTARIZATION

Both parties hereto shall have this Agreement notarized within ten (10) days from the date of this Agreement as evidence of its effectiveness.

As evidence of the legal formation of this Agreement, both parties shall execute two original copies of this Agreement, and each party shall keep one copy hereof.

January 22, 2003

/seal/

GRAVITY Co., Ltd.
Room 602, Shingu Building, 620-2, Shinsa-dong, Gangnam-gu, Seoul
Representative Director: Jung Hwi Young

/seal/

Myoung-Jin Lee (7404112-1052628)